Exhibit 99.1

For Immediate Release

Contact:

Joe Shiffler

Director, Investor Relations &

    Corporate Communications

Power Integrations, Inc.

(408) 414-8528

jshiffler@powerint.com

Power Integrations Reports Financial Results for Second Quarter of 2005

Quarter Highlighted by Record Level of Design Wins; Gross Margin Improved to 48.9 Percent

SAN JOSE, Calif. – July 21, 2005 – Power Integrations (Nasdaq: POWI), the leader in high-voltage analog integrated circuits for power conversion, today announced its financial results for the quarter ended June 30, 2005.

Net revenues for the quarter were $35.3 million, up 3 percent compared to the prior quarter and down 2 percent from the year-ago quarter. Net income for the quarter was $5.0 million, or $0.16 per diluted share, compared to $4.7 million or $0.15 per diluted share in the prior quarter and $5.0 million or $0.15 per diluted share in the year-ago quarter. The company’s results for the second quarter included an adjustment to the company’s reserve for sales returns. This adjustment increased net revenues by $0.9 million and increased net income by $0.4 million, or $0.01 per diluted share.

Gross margin for the second quarter was 48.9 percent, up from 48.3 percent in the prior quarter and 46.0 percent in the year-ago quarter. Operating margin was 16.9 percent, up from 16.7 percent in the prior quarter and down from 18.0 percent in the year-ago quarter. Operating expenses included $0.8 million in costs related to patent litigation, up from $0.5 million in the prior quarter and $0.1 million in the year-ago quarter. Excluding patent-litigation expenses, the company’s operating margin and earnings would have been higher by 2.4 points and $0.02 per share, respectively.

“Revenues and earnings for the quarter were in line with our expectations, and we improved our gross margin despite a pricing environment that remains highly competitive,” said Balu Balakrishnan, president and CEO of Power Integrations. “We also achieved a 10 percent reduction in our inventories, increased our cash balance and completed our share repurchase program.

“We had the best quarter in our history in terms of design wins, highlighted by increased traction with our LinkSwitch® and DPA-Switch® products,” continued Balakrishnan. “LinkSwitch design wins in the second quarter included a high-volume design for a major cell phone OEM, as well as a cordless phone design and a number of consumer and industrial applications. With DPA-Switch, we won a high-volume design with the leading supplier of IP phones. This is our largest win to-date with DPA-Switch and a significant beach-head for us in the rapidly growing Power-over-Ethernet market.”

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Additional Highlights

•	Cash and investments at June 30, 2005 totaled $124.2 million, up $1.5 million from the prior quarter. During the second quarter, the company used $8.1 million in cash to repurchase 373,000 shares, completing the company’s $40 million share repurchase program. During the program, which was announced in October 2004, the company repurchased 2.0 million shares at an average price of $19.67.

•	Revenue mix by market for the second quarter was: 33 percent consumer, 30 percent communications, 21 percent computer, 10 percent industrial, and 6 percent other. Product revenue mix for the quarter was 56 percent TinySwitch®-I and TinySwitch–II, 28 percent TOPSwitch®-FX and TOPSwitch-GX, 12 percent TOPSwitch-I and TOPSwitch–II and 4 percent LinkSwitch and DPA-Switch.

•	In May, estimated cumulative energy savings from Power Integrations’ EcoSmart® technology surpassed the $1 billion mark. Consumers and businesses continue to save more than an estimated $1 million per day on their electricity bills through the use of products containing EcoSmart integrated circuits.

•	Power Integrations received 7 U.S. patents during the quarter, bringing the company’s total to 126 U.S. and 82 foreign patents.

Financial Outlook

The company anticipates that its net revenues for the third quarter will increase at a rate between 4 percent and 10 percent compared to second-quarter revenues. The company expects that its gross margin for the third quarter will be approximately 49 percent. Operating expenses are expected to increase between 7 percent and 9 percent sequentially, driven primarily by patent-litigation costs, which are expected to total approximately $1.5 million in the third quarter. The company expects earnings per share for the third quarter to be in the range of $0.15 to $0.18.

Earnings Conference Call This Afternoon

Power Integrations will hold a conference call this afternoon at 1:30 pm Pacific time to discuss its quarterly results. Members of the investment community may access the call by dialing (877) 407-0784 from within the United States or (201) 689-8560 from abroad. A replay of the call will be available for one week by dialing (877) 660-6853 from within the U.S. or (201) 612-7415 from outside the U.S. The replay may be accessed by entering account number 3055 and conference ID number 159619. The call will also be available live and archived on the investor relations page of the Power Integrations website, www.powerint.com.

Note Regarding Forward-looking Statements

This press release contains forward-looking statements, which reflect management’s current forecast of the company’s future business and financial performance. These forward-looking statements are based on current information that is, by its nature, subject to rapid and even abrupt changes. Forward-looking statements are denoted by the use of such words and phrases as “believe,” “anticipate,” “expect,” “outlook” and other words and phrases that look toward future events or performance. Due to risks and uncertainties associated with the company’s business, actual results could differ materially from those projected or implied by management’s forward-looking

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statements. These risks and uncertainties include, but are not limited to: changes and shifts in customer demand away from products that utilize the company’s integrated circuits to products that do not incorporate the company’s products; the company’s ability to maintain and establish strategic relationships; the effects of competition; the risks inherent in the development and delivery of complex technologies; the company’s ability to attract, retain and motivate qualified personnel; the emergence of new markets for the company’s products and services; the company’s ability to compete in those markets based on timeliness, cost and market demand; fluctuations in foreign currency exchange rates; the outcome and cost of patent litigation; and the company’s limited financial resources. In addition, new product introductions are subject to the risks and uncertainties that typically accompany development and delivery of complex technologies to the marketplace, including product development delays and defects. These and other risk factors are more fully explained in the company’s most recent annual report on Form 10-K, filed with the Securities and Exchange Commission on March 16, 2005, and its quarterly report on Form 10-Q, filed on May 6, 2005. The company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

About Power Integrations

Power Integrations, Inc. is the leading supplier of high-voltage analog integrated circuits used in power conversion. The company’s breakthrough integrated-circuit technology enables compact, energy-efficient power supplies in a wide range of electronic products, in both AC-DC and DC-DC applications. The company’s EcoSmart energy-efficiency technology, which dramatically reduces energy waste, has saved consumers and businesses around the world more than an estimated $1 billion on their electricity bills since its introduction in 1998. For more information, visit the company’s Web site at www.powerint.com. For information on global energy-efficiency standards and EcoSmart solutions, visit the Power Integrations Green Room at www.powerint.com/greenroom.

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POWER INTEGRATIONS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
	2005	2004	2005	2004
NET REVENUES	35,299	35,944	69,715	70,109

COST OF REVENUES	18,045	19,392	35,824	36,865

GROSS PROFIT	17,254	16,552	33,891	33,244

OPERATING EXPENSES:

Research and development	4,104	4,088	8,202	8,240
Sales and marketing	4,263	3,943	8,281	8,055
General and administrative	2,122	1,975	4,428	3,551
Patent litigation	811	74	1,282	77

Total Operating Expenses	11,300	10,080	22,193	19,923

INCOME FROM OPERATIONS	5,954	6,472	11,698	13,321

OTHER INCOME, net	725	131	1,379	390

INCOME BEFORE PROVISION FOR INCOME TAXES	6,679	6,603	13,077	13,711

PROVISION FOR INCOME TAXES	1,632	1,575	3,295	3,565

NET INCOME	$5,047	$5,028	$9,782	$10,146

EARNINGS PER SHARE:
Basic	$0.17	$0.16	$0.33	$0.33

Diluted	$0.16	$0.15	$0.32	$0.31

SHARES USED IN PER SHARE CALCULATION:
Basic	29,423	30,785	29,669	30,703

Diluted	30,876	32,958	30,905	32,715

POWER INTEGRATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	June 30, 2005	December 31, 2004
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$113,706	$122,346
Accounts receivable	11,929	12,230
Inventories	24,093	25,354
Deferred tax assets	4,022	3,878
Prepaid expenses and other current assets	1,549	2,600

Total current assets	155,299	166,408

PROPERTY AND EQUIPMENT, net	50,143	51,718

INVESTMENTS	10,468	12,211
DEFERRED TAX ASSETS	1,789	1,923
OTHER ASSETS	3,067	3,172

	$220,766	$235,432

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,758	$8,612
Accrued payroll and related expenses	4,507	4,672
Taxes payable	5,234	5,696
Deferred income on sales to distributors	2,992	3,058
Other accrued liabilities	2,122	882

Total current liabilities	21,613	22,920

STOCKHOLDERS’ EQUITY:
Common stock	29	30
Additional paid-in capital	99,754	122,895
Cumulative translation adjustment	(114)	(114)
Retained earnings	99,484	89,701

Total stockholders’ equity	199,153	212,512

	$220,766	$235,432